Exhibit 99.1

FOR IMMEDIATE RELEASE February 7, 2008 Investor Contact: Mark Barnett (614) 249-8437 Media Contact: Erica Lewis (614) 249-0184

Nationwide Financial Reports Fourth Quarter Results

Record full year net operating earnings per diluted share;

Quarterly variable annuity sales up 16%, individual life 1st year sales up 46%

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported fourth quarter 2007 net income of $74.2 million, or $0.53 per diluted share compared to $158.4 million, or $1.06 per diluted share, in the prior year quarter.

Net income for the quarter included losses from discontinued operations, net of taxes, of $21.3 million, or $0.15 per diluted share, related to the planned sale of an interest in a corporate-owned life insurance distribution business. Additionally, due to the challenging capital markets in the fourth quarter of 2007, the current quarter included non-operating realized investment losses including related adjustments to amortization, net of taxes, of $66.2 million, or $0.48 per diluted share, compared to gains in the prior year quarter.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 10 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“Nationwide Financial reported strong operating performance in the fourth quarter, underscoring the progress we’ve made toward improving our business model,” said Jerry Jurgensen, chief executive officer.

“We had record net operating revenues and net operating earnings per share, among other milestones. Additionally, despite the volatility in the capital markets, our risk management capabilities are proving effective and our balance sheet remains very strong,” Jurgensen added.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 2

“As we move into 2008, we believe that NFS is well positioned for growth. We’ve stabilized and refocused the company by strengthening core capabilities, exited underperforming businesses and added new capabilities such as banking and mutual funds,” Jurgensen said.

“During 2008, we expect that the enhancements to our core operations, combined with the addition of higher-return businesses, disciplined expense management and an increasingly more efficient capital structure, will result in further progress toward achieving our long-term financial targets,” Jurgensen said.

Highlights from the quarter:

Fourth quarter 2007 net operating earnings were $161.7 million, or $1.16 per diluted share, compared to net operating earnings of $149.7 million, or $1.00 per diluted share, for the same period a year ago. Earnings benefited from higher policy charges including asset based fees and insurance charges and lower operating expenses, partially offset by increased life insurance benefits. For the full year, the Company achieved record net operating earnings per diluted share of $4.83.

	Three months ended December 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Net income	$74.2	$158.4	-53%
Net income per diluted share	$0.53	$1.06	-50%

Net operating earnings	$161.7	$149.7	8%
Net operating earnings per diluted share	$1.16	$1.00	16%

Sales	$4,789.3	$4,644.3	3%
Net flows (excluding corporate segment)	33.5	1,321.3	n.m.
Total revenues	1,068.7	1,166.7	-8%
Total net operating revenues*	857.2	808.2	6%

Customer funds managed and administered	$162,365.4	$156,909.9	3%
Total assets	$119,207.1	$119,531.1	0%
Shareholders’ equity excluding AOCI**	$5,406.1	$5,590.8	-3%
Net operating return on average equity excluding AOCI	12.0%	10.7%	n.m.
Book value per basic share excluding AOCI	$39.03	$38.29	2%

*	Total operating revenues, net of interest credited

**	Accumulated Other Comprehensive Income (AOCI)

Total sales (as defined in Exhibit 3) increased 3 percent compared to a year ago, as sales through non-affiliated and affiliated distribution channels increased by 3 percent and 4 percent, respectively. Non-affiliated sales growth was driven primarily by increased sales of variable annuities and individual life products. Affiliated sales growth was driven by higher public sector retirement plans sales.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 3

Net inflows for the Company, excluding corporate and other, were $33.5 million compared to $1.3 billion in the prior year quarter. The decrease in net flows was primarily the result of two large case corporate- and bank-owned life insurance (COLI/BOLI) deposits totaling $952.4 million in the prior year as well as lower net flows from an investment only contract in public sector retirement plans.

Net operating revenues, defined as operating revenues net of interest credited, increased 8 percent due to higher policy charges and interest spread income. Total revenues declined 5 percent compared to the prior year quarter primarily driven by realized investment losses in the quarter compared to gains in the prior year quarter.

Book value per basic share, excluding accumulated other comprehensive income (AOCI), increased 2 percent to $39.03 per basic share as of December 31, 2007, compared to $38.29 per basic share as of December 31, 2006.

Net operating return on average equity (as defined in Exhibit 3) was 12.0 percent for the quarter compared to 10.7 percent in the fourth quarter of 2006. The improvement was due to better operating results and disciplined capital management.

“The fourth quarter capped a solid year of continued progress in our efforts to accelerate growth and improve returns for shareholders,” said Mark Thresher, chief operating officer. “With a solid strategy and a relentless focus on execution, we’re making changes to enhance our competitive position and support future growth. Moreover, our bottom line results reflect the strength and balance of our underlying business mix in the face of volatile markets and a challenging operating environment.”

“Excluding unusual items, all of our operating segments improved their profitability during the fourth quarter due to solid execution and disciplined expense management. Additionally, product innovations, a focus on key distribution partners, and a commitment to simpler solutions – for investment professionals and their clients – are driving sales growth across the segments.

“Most notably, first year sales of fixed life products increased 75 percent over last year and individual investment life first year sales increased 23 percent, indicating that we’re making significant progress on the plan we outlined during 2007 to improve individual life sales.”

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 4

Operating Segment Fourth Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended December 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales	$1,577.1	$1,358.3	16%
Individual fixed annuity sales	41.9	44.0	-5%
Income product sales	56.6	59.2	-4%
Advisory services program sales	31.2	42.4	-26%

Total sales	$1,706.8	$1,503.9	13%

Net flows	$(484.3)	$(513.7)	6%
Net operating revenues*	268.7	254.2	6%
Pre-tax operating earnings	69.1	45.9	51%

Ending account values	$53,587.0	$52,963.6	1%
Interest spread on average general account values	1.96%	1.85%
Pre-tax operating earnings to average account values	0.51%	0.35%
Net operating return on average allocated capital	14.4%	11.1%

*	Total operating revenues, net of interest credited

Fourth quarter individual investments sales improved 13 percent over the prior year. Variable annuity sales continue to drive segment sales growth, up 16 percent compared to the fourth quarter of 2006. The Company’s focus on key distribution partners supported by a consistent selling process, combined with the appeal of its annuity and living benefit portfolio, helped fuel significant sales growth in 2007.

Net outflows were $484.3 million in the fourth quarter of 2007 compared to $513.7 million in the fourth quarter a year ago and $799.5 million in the third quarter of 2007. Net flows improved by $315.2 million, or 39 percent compared to the third quarter of 2007, driven by increased variable annuity sales and lower fixed annuity withdrawals and lapse rates.

Pre-tax operating earnings in the quarter were $69.1 million compared to $45.9 million in the same quarter a year ago, as higher asset fees and seasonally lower operating expenses and disciplined expense management were partially offset by a decline in interest spread income.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 5

Interest spread income was 13 percent lower than in the same quarter a year ago as lower general account assets were partially offset by increased margins. Included in the interest spread margin were 18 basis points of income from prepayments, or $5.0 million, compared to 17 basis points, or $5.5 million, in the fourth quarter a year ago.

Retirement Plans Segment

	Three months ended December 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,559.9	$1,554.7	0%
Public sector sales	1,055.7	981.7	8%

Total sales	$2,615.6	$2,536.4	3%

Net flows	$231.8	$726.0	-68%
Net operating revenues*	187.6	166.4	13%
Pre-tax operating earnings	75.9	46.2	64%

Ending account values	$80,546.6	$76,597.1	5%
Interest spread on average general account values	2.04%	1.82%
Pre-tax operating earnings to average account values	0.38%	0.25%
Net operating return on average allocated capital	26.8%	17.1%

*	Total operating revenues, net of interest credited

Fourth quarter 2007 retirement plans sales increased 3 percent over the prior year quarter driven by 8 percent growth of public sector sales while private sector sales were flat compared to a strong quarter in the prior year. Public sector sales growth was primarily driven by increased participation in large state plans.

Retirement plans net inflows were $231.8 million compared to $726.0 million in the same quarter a year ago as increased sales were more than offset by higher withdrawals in both the public and private sectors. Lower net flows from an investment only contract in the public sector combined with increased withdrawals in the private sector drove the decline in net flows.

Pre-tax operating earnings were $75.9 million compared to $46.2 million a year ago. The year over year increase was due to higher asset based fees, lower operating expenses and increased interest spread income. Lower expenses were the result of unusually high expenses in the prior year, related to the launch of a simplified sales process, combined with seasonally lower expenses and disciplined expense management in the current year.

Interest spread income increased 12 percent compared to a year ago due to increased core spread margin and higher prepayment income. Included in the interest spread margin were 18 basis points of income from prepayments, or $5.0 million, compared to 9 basis points, or $2.5 million, in the fourth quarter a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 6

Individual Protection Segment

	Three months ended December 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$41.0	$33.4	23%
COLI/BOLI first year sales	61.3	248.3	-75%
Traditional/universal life first year sales	44.7	25.5	75%

Total first year sales	$147.0	$307.2	-52%

Net flows	$286.0	$1,109.0	-74%
Net operating revenues*	296.8	282.1	5%
Pre-tax operating earnings	69.3	80.8	-14%
Policy reserves	$20,990.5	$19,686.8	7%

Life insurance in force	$133,120.7	$133,312.7	0%
Pre-tax operating earnings to operating revenues	20.0%	24.5%
Net operating return on average allocated capital	9.5%	12.0%

*	Total operating revenues, net of interest credited

Total first year individual protection sales were $147.0 million for the quarter, compared to $307.2 million in the prior year. First year sales of fixed life products increased 75 percent compared to the same period a year ago, and individual investment life first year sales increased by 23 percent. COLI/BOLI first year sales were $61.3 million in the quarter compared to $248.3 million in the year ago quarter, which included a large case plan of $225.0 million in first year sales.

Pre-tax operating earnings were $69.3 million compared to $80.8 million a year ago. Earnings in the prior year quarter reflected a $17.4 million reduction of deferred policy acquisition cost (DAC) amortization due to an unlocking in the fixed life line of business. Additionally, higher policy charges on stronger fixed life sales were partially offset by higher policy benefits.

Interest spread income increased 1 percent, driven by higher prepayment income. Included in the current quarter were 24 basis points, or $4.6 million, of income from prepayments, compared to 5 basis points, or $1.0 million a year ago.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 7

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $2.3 million in the fourth quarter of 2007 compared to $18.6 million in the fourth quarter of 2006. Increased earnings from Nationwide Bank, Nationwide Funds Group and the medium-term note (MTN) program were more than offset by an increase in general operating expenses and operating losses from structured products transactions that resulted from an unfavorable capital markets.

The current quarter interest spread margin for the MTN business was 116 basis points compared to 111 basis points in the prior year. The increase was primarily due to higher prepayment income. During the current quarter, no medium-term notes were issued or matured.

Non-Operating Realized Investment Losses Including Related Adjustments to Amortization

The Company reported non-operating realized investment losses including related adjustments to amortization, net of taxes, of $66.2 million in the quarter. Of that amount, $52.7 million was related to other-than-temporary impairments, which included $33.8 million related to a corporate bond, $13.7 million related to securities backed by sub-prime collateral and $5.2 million related to other miscellaneous items. Additionally, non-operating realized investment losses including related adjustments to amortization, net of taxes, in the quarter included a net loss of $8.5 million associated with the mark-to-market of living benefit liabilities.

Discontinued Operations

Included in the current quarter’s results was a loss resulting from management’s commitment to a plan of sale of its interest in TBG Insurance Services Corporation d/b/a TBG Financial (TBG Financial). Based on management’s determination that the carrying value of this business exceeded its estimated fair value, the Company wrote down associated goodwill to fair value, resulting in a $23.3 million charge, net of taxes, or $0.17 per diluted share. In the quarter, the loss and the operating results for TBG Financial, which are recorded as discontinued operations, totaled $21.3 million, or $0.15 per diluted share. The results for TBG Financial are reflected as discontinued operations for all periods presented.

Capital and Share Repurchases

During the fourth quarter of 2007, the Company’s Board of Directors authorized a $500 million extension of the Company’s share repurchase program. Following this action, the Company repurchased 647,000 shares of its Class A common stock in the open market for a total of $29.0 million at an average price per share of $44.91. At year end, the Company had $471.0 million remaining under its current authorization. The Company also paid a quarterly dividend of $0.26 per share during the quarter.

The Company returned $656.3 million to shareholders in 2007, including $511.4 million in share repurchases and $144.9 million in quarterly dividends.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 8

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that is intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s results are subject to the factors described in the forward-looking information section found on page 10.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 1.5 to 1.75 percent per quarter during 2008.

Individual Investments Segment
Interest spread margin	185 -190 bps
Pre-tax operating earnings to average account values	42 - 47 bps
Sales:
Variable annuities	15 -20% growth
Fixed annuities	flat

Retirement Plans Segment
Interest spread margin	185 - 190 bps
Pre-tax operating earnings to average account values	25 - 30 bps
Sales:
Private sector	8 - 10% growth
Public sector	4 - 6% growth

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection segment	20 - 22%
Investment life	25 - 27%
Fixed life	14 - 16%
First year sales:
Individual VUL	10 - 12% growth
COLI	$150m - $175m
Fixed life	15% -20% growth

Corporate and Other Segment
Quarterly pre-tax operating earnings	$20m - $25m

Nationwide Financial
Operating return on average equity	11.8% - 12.2%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 9

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial statistical supplement for the fourth quarter of 2007, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EST on Friday, February 8, 2008, to discuss fourth quarter 2007 results. To participate in the call, dial 1-412-858-4600 and provide your name and company name to the operator. Please dial into the call 10 to 15 minutes early to facilitate a timely connection. A simultaneous webcast of the call also will be accessible on the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EST time on February 8, 2008, through noon EST on February 15, 2008, by dialing 1-412-317-0088, account number 414859. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

After the end of each quarter, the Company has a quiet period during which it no longer publishes or updates its current outlook and during which Company representatives do not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the first quarter of 2008, the quiet period will be April 16, 2008 through May 7, 2008.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 66.3 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2006 Annual Report to Shareholders, 2006 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 10

Reconciliation of net income to net operating earnings

	Three months ended December 31,
	2007		2006
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$161.7	$1.16	$149.7	$1.00

Non-operating realized investment (losses) gains [1] including related adjustments to amortization, net of taxes	(66.2)	(0.48)	9.5	0.07

Discontinued operations, net of taxes [2]	(21.3)	(0.15)	(0.8)	(0.01)
Net income	$74.2	$0.53	$158.4	$1.06
	Twelve months ended December 31,
	2007		2006
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$692.5	$4.83	$721.2	$4.79

Non-operating realized investment (losses) gains [1] including related adjustments to amortization, net of taxes	(82.8)	(0.58)	5.9	0.03

Discontinued operations, net of taxes [2]	23.1	0.16	(3.1)	(0.02)

Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	(0.04)	—	—
Net income	$626.8	$4.37	$724.0	$4.80

[1]

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of TBG Financial and The 401(k) Company are reflected as discontinued operations.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 95.2% of the combined voting power of all the outstanding common stock and 66.3% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the United States Securities and Exchange Commission or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of DAC and/or value of business acquired, reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions that are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of the outbreak of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 11

Exhibit 1 to Fourth Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Years ended December 31,
(in millions, except per share data)	2007	2006	2007	2006
Revenues:
Policy charges	$359.4	$329.8	$1,383.9	$1,316.0
Premiums	115.7	113.5	432.7	441.5
Net investment income	561.8	572.4	2,276.7	2,300.2
Net realized investment (losses) gains	(130.8)	16.2	(165.2)	9.1
Other income	162.6	134.8	600.8	495.7
Total revenues	1,068.7	1,166.7	4,528.9	4,562.5

Benefits and Expenses:
Interest credited to policyholder accounts	329.6	345.5	1,342.0	1,381.5
Benefits and claims	181.8	170.5	682.9	646.8
Policyholder dividends	18.7	21.4	83.1	90.7
Amortization of deferred policy acquisition costs	118.5	108.1	382.1	462.9
Amortization of value of business acquired	9.4	7.4	47.0	46.0
Interest expense	29.7	26.8	110.6	103.1
Debt extinguishment costs	—	—	10.2	—
Other operating expenses	266.2	281.0	1,070.6	1,032.2
Total benefits and expenses	953.9	960.7	3,728.5	3,763.2
Income from continuing operations before federal income tax expense	114.8	206.0	800.4	799.3
Federal income tax expense	19.3	46.8	190.7	72.2
Income from continuing operations	95.5	159.2	609.7	727.1
Discontinued operations, net of taxes	(21.3)	(0.8)	23.1	(3.1)
Cumulative effect of adoption of accounting principle, net of taxes	—	—	(6.0)	—
Net income	$74.2	$158.4	$626.8	$724.0

Earnings from continuing operations per common share:
Basic	$0.69	$1.07	$4.28	$4.85
Diluted	$0.68	$1.06	$4.25	$4.82

Earnings per common share:
Basic	$0.53	$1.07	$4.40	$4.83
Diluted	$0.53	$1.06	$4.37	$4.80

Weighted average common shares outstanding:
Basic	139.0	148.7	142.5	149.9
Diluted	139.7	149.8	143.5	150.7

Cash dividends declared per common share	$0.26	$0.23	$1.04	$0.92

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 12

Exhibit 2 to Fourth Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in millions)	December 31, 2007	December 31, 2006
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$27,189.2	$28,160.0
Equity securities	124.2	67.6
Mortgage loans on real estate, net	8,316.1	8,909.8
Short-term investments, including amounts managed by a related party	1,173.6	2,215.6
Other investments	2,265.0	1,906.3

Total investments	39,068.1	41,259.3
Cash	73.6	84.1
Accrued investment income	368.4	373.8
Deferred policy acquisition costs	4,095.6	3,851.0
Value of business acquired	354.8	392.7
Goodwill	301.2	359.0
Other assets	2,090.4	2,516.5
Separate account assets	72,855.0	70,694.7
Total assets	$119,207.1	$119,531.1

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$35,441.5	$38,097.8
Short-term debt	309.3	85.2
Long-term debt	1,565.1	1,398.5
Other liabilities	3,711.6	3,632.2
Separate account liabilities	72,855.0	70,694.7
Total liabilities	113,882.5	113,908.4

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,782.4	1,688.5
Retained earnings	4,853.0	4,618.5
Accumulated other comprehensive (loss) income	(81.5)	31.9
Treasury stock	(1,229.6)	(716.3)
Other, net	(1.4)	(1.6)
Total shareholders’ equity	5,324.6	5,622.7
Total liabilities and shareholders’ equity	$119,207.1	$119,531.1

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 13

Exhibit 3 to Fourth Quarter 2007 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Net operating revenues are calculated by adjusting total revenues to include only net realized investment gains and losses that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations), net of interest credited to policyholder accounts.

Operating realized investment gains and losses include net realized investment gains and losses that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating earnings are calculated by adjusting net income to exclude the following (all net of taxes): non-operating net realized investment gains and losses; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating earnings per common diluted share is calculated by dividing net operating earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Net operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per basic share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Sales refers to a production volume metric that Nationwide Financial regularly monitors and reports. Sales or similar measures are commonly used in the insurance industry as a measure of the volume of new and renewal business generated in a period.

Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP, including sales as it relates to non-insurance companies. Additionally, Nationwide Financial’s definition of sales may differ from that used by other companies. As used in the insurance industry, sales, or similarly titled measures, generate customer funds managed and administered, which ultimately drive revenues.

As calculated and analyzed by management, statutory premiums and deposits on individual and group annuities and life insurance products calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and deposits on administration-only group retirement plans and the advisory services program are adjusted as described below to arrive at sales.

Life insurance premiums determined on a GAAP basis are significantly different than statutory premiums and deposits. Life insurance premiums determined on a GAAP basis are recognized as revenue when due, as calculated on an accrual basis in proportion to the service provided and performance rendered under the contract. In addition, many life insurance and annuity products involve an initial deposit or a series of deposits from customers. These deposits are accounted for as such on a GAAP basis and therefore are not reflected in the GAAP income statement. On a statutory basis, life insurance premiums collected (cash basis) and deposits received (cash basis) are aggregated and reported as statutory premiums and annuity consideration revenues.

Sales, as reported by Nationwide Financial, are stated net of internal replacements, which management believes provides a more meaningful disclosure of production in a given period. In addition, Nationwide Financial’s definition of sales excludes funding agreements issued under its medium term note program; asset transfers associated with large case bank-owned life insurance and large case retirement plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, their production flows potentially can mask trends in the underlying business and thus do not provide meaningful comparisons and analyses.

Management believes that the presentation of sales as measured for management purposes enhances the understanding of the Company’s business and helps depict longer-term trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 14

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized investment gains and losses, net operating earnings, net operating earnings per common diluted share, operating return on average equity, book value per common share excluding AOCI, sales or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized investment gains and losses, pre-tax operating earnings, net operating earnings, net operating earnings per common diluted share, operating return on average equity, book value per common share excluding AOCI and sales should not be viewed as substitutes for total revenues, net realized investment gains and losses, income from continuing operations before federal income tax expense, net income, earnings per common diluted share, return on average equity, book value per common share, and revenues, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized investment gains and losses, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports fourth quarter 2007 earnings — 15

Exhibit 3 to Fourth Quarter 2007 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast non-operating net realized investment gains and losses1. Non-operating net realized investment gains and losses represented ($0.87) per weighted average diluted share in 2007 and ranged from $0.14 to ($0.87) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Net operating revenues to revenues 2

	Three months ended December 31,		Years ended December 31,
(in millions)	2007	2006	2007	2006
Net operating revenues	$857.2	$808.2	$3,339.7	$3,181.6
Non-operating net realized investment (losses) gains [1]	(118.1)	13.0	(152.8)	(0.6)
Interest credited to policyholder accounts	329.6	345.5	1,342.0	1,381.5
Revenues	$1,068.7	$1,166.7	$4,528.9	$4,562.5

Operating net realized investment (losses) gains to net realized investment (losses) gains

	Three months ended December 31,		Years ended December 31,
(in millions)	2007	2006	2007	2006
Operating net realized investment (losses) gains	$(12.7)	$3.2	$(12.4)	$9.7
Non-operating net realized (losses) gains [1]	(118.1)	13.0	(152.8)	(0.6)
Net realized investment (losses) gains	$(130.8)	$16.2	$(165.2)	$9.1

Pre-tax operating earnings to income from continuing operations before federal income tax expense [2]

	Three months ended December 31,		Years ended December 31,
(in millions)	2007	2006	2007	2006
Pre-tax operating earnings	$216.6	$191.5	$927.7	$790.2
Non-operating net realized investment (losses) gains [1] including related adjustments to amortization	(101.8)	14.5	(127.3)	9.1
Income from continuing operations before federal income tax expense	$114.8	$206.0	$800.4	$799.3

Net operating earnings to net income and net operating return on average equity to return on average equity [2]

	Three months ended December 31,
	2007			2006
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$161.7	12.0%	12.1%	$149.7	10.7%	10.6%
Non-operating net realized investment (losses) gains [1] including related adjustments to amortization, net of taxes	(66.2)	(4.9%)	(5.0%)	9.5	0.7%	0.7%
Discontinued operations, net of taxes	(21.3)	(1.6%)	(1.5%)	(0.8)	(0.1%)	(0.1%)
Net income	$74.2	5.5%	5.6%	$158.4	11.3%	11.2%
Average equity, excluding AOCI	$5,403.8			$5,615.0
Average AOCI	(71.2)			39.8
Average equity	$5,332.5			$5,654.8

	Years ended December 31,
	2007			2006
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$692.5	12.5%	12.6%	$721.2	13.2%	13.3%
Non-operating net realized investment (losses) gains [1] including related adjustments to amortization, net of taxes	(82.8)	(1.5%)	(1.5%)	5.9	0.1%	0.1%
Discontinued operations, net of taxes	23.1	0.4%	0.4%	(3.1)	—	(0.1%)
Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	(0.1%)	(0.1%)	—	—	—
Net income	$626.8	11.3%	11.4%	$724.0	13.3%	13.3%
Average equity, excluding AOCI	$5,529.0			$5,451.9
Average AOCI	(19.2)			(19.9)
Average equity	$5,509.7			$5,432.0

Book value per basic share excluding AOCI to book value per basic share

	As of December 31, 2007			As of December 31, 2006
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,406.1		$39.03	$5,590.8		$38.29
AOCI	(81.5)		(0.59)	31.9		0.22
Total equity	$5,324.6		$38.44	$5,622.7		$38.51
Basic shares outstanding	138.5			146.0

[1]

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of TBG Financial and The 401(k) Company are reflected as discontinued operations.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com